Exhibit 99.1

Press Release
CONTACT:     Tricia Haugeto
(303) 386-1193
thaugeto@arraybiopharma.com

ARRAY BIOPHARMA PROVIDES CLINICAL UPDATE ON FILANESIB (ARRY-520) FOR MULTIPLE MYELOMA AT THE 2013 AMERICAN SOCIETY OF HEMATOLOGY MEETING

Filanesib demonstrated clinical activity as a single agent and in combination with proteasome inhibitors
Biomarker for filanesib may enable patient selection

Boulder, Colo., (December 9, 2013) - Array BioPharma Inc. (NASDAQ: ARRY) announced positive data for newly named filanesib (ARRY-520) as a single agent and in combination with proteasome inhibitors (PI) in patients with multiple myeloma (MM) at the 2013 Annual Meeting of the American Society of Hematology.

Filanesib is a highly selective, targeted KSP inhibitor with a mechanism of action distinct from currently available drugs to treat MM such as immunomodulatory drugs (IMiD) and PIs. Across multiple studies, filanesib has demonstrated activity in heavily pre-treated MM patients, with a consistent safety profile including no drug-induced peripheral neuropathy and limited non‑hematologic toxicity. Adverse events are generally limited to transient, non-cumulative and predominantly asymptomatic hematologic effects.

“Filanesib has shown clinical activity in relapsed/refractory multiple myeloma patients, both as a single agent, and in separate combination trials with Kyprolis and Velcade,” said Jatin J. Shah, M.D., Assistant Professor, Lymphoma/Myeloma, Division of Cancer Medicine, The University of Texas, MD Anderson Cancer Center.  “These results support advancing filanesib into pivotal trials to confirm the promising activity we’ve seen to date.”

“Multiple myeloma remains an incurable disease, with a significant unmet medical need in patients who are relapsed/refractory to IMiDs and proteasome inhibitors,” said Michael Needle, M.D., Chief Medical Officer, Array BioPharma.  “Filanesib is a first-in class drug in myeloma that is well tolerated and has shown very encouraging clinical activity in heavily pretreated patients who have limited therapeutic options. Furthermore, we are excited about the potential of our patient selection marker, AAG, which should help us identify which patients have the best chance to benefit from receiving filanesib.”

Below are highlights of each presentation. The posters and presentation slides are available as PDFs on Array's website at www.arraybiopharma.com.

Phase 1b Dose Escalation Trial - Filanesib in Combination with Kyprolis® (carfilzomib)
Interim data from an ongoing investigator initiated combination trial of filanesib with Kyprolis in patients with relapsed or refractory MM were reported at the conference.  100% of these patients were refractory or intolerant to Velcade® (bortezomib), while 80% were refractory or intolerant to Revlimid® (lenalidomide) and 30% had received prior treatment with filanesib or Kyprolis.

The combination demonstrated early signs of activity, with a 37% overall response rate (ORR) (≥ partial response) and 63% clinical benefit rate (CBR) (≥ minor response). In addition, the trial demonstrated that filanesib and Kyprolis can be combined at the maximum planned dose for each agent. The combination has been well tolerated with hematologic toxicity effectively managed with supportive measures.

Phase 1b Dose Escalation Trial - Filanesib in Combination with Velcade
Interim data from an ongoing combination trial of filanesib with Velcade in patients with relapsed or refractory MM were reported at the conference. These patients had relapsed or refractory disease to Velcade with a median of five prior treatments. The combination demonstrated early signs of activity with a 42% ORR in patients dosed at greater than or equal to 1.25 mg/m2 filanesib in Schedule 1 (filanesib administered on Days 1, 2, 15 and 16 every 4 weeks). For the subset of Velcade-sensitive patients, the ORR was 63%, while for PI-refractory patients it was 30%. In addition, the trial demonstrated that filanesib and Velcade can be combined at the maximum planned dose for each agent. The combination has been well tolerated with limited hematologic toxicity effectively managed with supportive measures. There was a low incidence of non-hematologic adverse events which were predominantly Grade 1 / 2 and there was a very low incidence of peripheral neuropathy.

Phase 2 Trial - Filanesib Single Agent and in Combination with Dexamethasone
Mature data from a Phase 2 trial in heavily pretreated MM patients were reported at the conference. In patients with a median of six prior therapies, previously treated with both Velcade and Revlimid, single-agent filanesib demonstrated a 16% ORR. In patients with a median of eight prior therapies, who were dual refractory to Velcade and Revlimid, filanesib in combination with dexamethasone demonstrated a 15% ORR. There was a low incidence of non-hematologic adverse events, including no peripheral neuropathy. Hematologic toxicities were characterized as transient, non-cumulative and asymptomatic and were effectively managed with supportive measures.

In addition, the retrospective use of AAG (acute phase protein alpha-1-acidic glycoprotein) levels as a patient selection marker improved the ORR results to 24% of patients receiving single-agent filanesib and 19% of dual-refractory patients receiving filanesib and dexamethasone. In the single-agent portion of the trial, median overall survival in AAG-low patients was 23.3 months.

Also of note, filanesib demonstrated clinical activity in patients previously treated with newer myeloma agents, including Kyprolis, MLN9708 and/or Pomalyst® (pomalidomide), suggesting filanesib maintains activity in patients resistant to multiple PI and IMiD drugs. In this population, filanesib had an ORR of 21% which improved to 33% in an AAG-selected population.

About Filanesib for MM
Filanesib is a highly selective, targeted KSP inhibitor with a mechanism of action distinct from currently available drugs to treat MM.  Filanesib has demonstrated clinical activity as a single-agent as well as in separate combination trials with Kyprolis and Velcade in heavily pretreated patients. Across these studies, filanesib has demonstrated a consistent safety profile including no drug-induced peripheral neuropathy and limited non-hematologic toxicity. Adverse events have been generally limited to transient, non-cumulative and predominantly asymptomatic hematologic toxicities, effectively managed with supportive measures.

Based on the strength of data from ongoing or completed clinical trials, and recent positive discussions with the Food and Drug Administration, Array expects to initiate a global Phase 3 study of filanesib in patients with RRMM, of which there are more than 70,000 patients in developed countries.   The trial will evaluate filanesib in several hundred patients with RRMM, comparing Kyprolis plus filanesib to Kyprolis alone, with Progression Free Survival as the primary endpoint. Secondary endpoints include Overall Survival and safety and efficacy differences between patients with low and high levels of Baseline AAG, a potential patient selection marker for response to filanesib. The trial design may include an analysis of Objective Response Rate, which, if positive, could support an accelerated regulatory filing in the United States.

About Multiple Myeloma
Multiple myeloma is a cancer of the plasma cells in the bone marrow and is the second most common hematologic malignancy in the United States. Despite advancements with new treatments, including IMiDs and proteasome inhibitors, MM remains a fatal disease for most patients. Therefore, new drugs with novel mechanisms of action are needed to address the unmet need in the treatment of patients with MM.

About Array BioPharma
Array BioPharma Inc. is a biopharmaceutical company focused on the discovery, development and commercialization of targeted small molecule drugs to treat patients afflicted with cancer. Seven Phase 3 or pivotal studies are already in progress, or are planned to begin, within the next year. These programs include the wholly-owned hematology drug, filanesib (ARRY-520), for multiple myeloma and two partnered cancer drugs, selumetinib (AstraZeneca) and MEK162 (Novartis). For more information on Array, please go to www.arraybiopharma.com
Forward-Looking Statement
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements about the timing of the announcement of the results of clinical trials for our proprietary and our partnered programs, the timing of the completion or initiation of further development of our wholly-owned and our partnered programs, the potential for the results of ongoing preclinical and clinical trials to support regulatory approval or the marketing success of a drug candidate, and our future plans to progress and develop our proprietary programs. These statements involve significant risks and uncertainties, including those discussed in our most recent annual report filed on Form 10-K, in our quarterly reports filed on Form 10-Q, and in other reports filed by Array with the Securities and Exchange Commission. Because these statements reflect our current expectations concerning future events, our actual results could differ materially from those anticipated in these forward-looking statements as a result of many factors. These factors include, but are not limited to, our ability to continue to fund and successfully progress internal research and development efforts and to create effective, commercially viable drugs; risks associated with our dependence on our collaborators for the clinical development and commercialization of our out-licensed drug candidates; the ability of our collaborators and of Array to meet objectives tied to milestones and royalties; our ability to effectively and timely conduct clinical trials in light of increasing costs and difficulties in locating appropriate trial sites and in enrolling patients who meet the criteria for certain clinical trials; risks associated with our dependence on third-party service providers to successfully conduct clinical trials within and outside the United States; our ability to achieve and maintain profitability and maintain sufficient cash resources; the extent to which the pharmaceutical and biotechnology industries are willing to in-license drug candidates for their product pipelines and to collaborate with and fund third parties on their drug discovery activities; our ability to out-license our proprietary candidates on favorable terms; and our ability to attract and retain experienced scientists and management. We are providing this information as of December 9, 2013. We undertake no duty to update any forward-looking statements to reflect the occurrence of events or circumstances after the date of such statements or of anticipated or unanticipated events that alter any assumptions underlying such statements.
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